Exhibit 99.1 DTE Energy names bank chairman Gary Torgow to board of directors DETROIT, June 20, 2019 — DTE Energy (NYSE: DTE) today named Gary Torgow to its Board of Directors, effective immediately. Torgow currently serves as chairman of Chemical Financial Corporation, the largest banking company headquartered in Michigan and founder and chairman of the Sterling Group, a Michigan-based real estate, development and investment company, which has acquired, developed and operated important landmark properties in Southeastern Michigan. "We're pleased Gary has agreed to join our board of directors, adding to the diverse knowledge and experience our directors bring to DTE," said Gerry Anderson, chairman and CEO of DTE Energy. “His extensive experience developing strategies for new business growth nationally, and managing financial, operational and regulatory matters will be of great value to our company and we look forward to his addition to our board." Torgow earned his Bachelor of Arts degree from Yeshiva University, a Juris Doctorate from Wayne State University School of Law and is a member in good standing of the Michigan Bar Association. Torgow serves on the boards of the Community Foundation of Southeast Michigan, Blue Cross Blue Shield and the Detroit Regional Partnership. He is also an executive board member of Business Leaders of Michigan, on the foundation board of Henry Ford Hospital and Wayne State University and the board of trustees of Beaumont Health Systems. About DTE Energy DTE Energy (NYSE: DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric company serving 2.2 million customers in Southeastern Michigan and a natural gas company serving 1.3 million customers in Michigan. The DTE portfolio includes energy businesses focused on natural gas pipelines, gathering and storage, power and industrial projects, renewable natural gas, and energy marketing and trading. As an environmental leader, DTE will reduce carbon dioxide and methane emissions by more than 80 percent by 2040 to produce cleaner energy while keeping it safe, reliable and affordable. DTE is committed to being a force for good in the communities where it serves through volunteerism, education and employment initiatives, philanthropy and economic progress. Information about DTE is available at dteenergy.com, empoweringmichigan.com,twitter.com/dte_energy and facebook.com. For further information, members of the media may call: Peter Ternes, DTE Energy, 313.235.5555